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Exhibit 5.1

HOGAN & HARTSON, L.L.P
COLUMBIA SQUARE
555 THIRTEENTH STREET, N.W.
WASHINGTON, D.C. 20004-1109
(202) 637-5600
(202) 637-5910

August 16, 2001

The Board of Directors
The Mills Corporation
1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209

Ladies and Gentlemen:

    We are acting as counsel to The Mills Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-13363), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on October 3, 1996, and declared effective on October 31, 1996 relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated August 14, 2001 (the "Prospectus"), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to 4,025,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), as described in the Prospectus and a prospectus supplement dated August 14, 2001 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

    For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Prospectus and the Prospectus Supplement.

  3.
  The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the "Certificate of Incorporation").

  4.
  The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  5.
  Executed copies of the Underwriting Agreement, dated March 12, 1997, among the Company, The Mills Limited Partnership and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriting Agreement"), and the Terms Agreement, dated August 14, 2001, among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc and Legg Mason Wood Walker, Incorporated (the "Terms Agreement").

  6.
  Certain resolutions of the Board of Directors of the Company adopted at meetings held on September 26, 1996, February 14, 1997, and August 10, 2001, and resolutions of the Pricing Committee of the Board of Directors adopted on August 14, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the filing of the Registration Statement, the issuance and sale of the Shares and arrangements in connection therewith.

    In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Company's Certificate of Incorporation. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

    This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

    Based upon, subject to and limited by the foregoing, we are of the opinion that, following issuance of the Shares pursuant to the terms of the Underwriting Agreement and the Terms Agreement, and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

    This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ HOGAN & HARTSON L.L.P.

                      HOGAN & HARTSON L.L.P.

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  Exhibit 5.1